Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Second Fiscal Quarter 2021 Financial

Results and Declares Increased Distribution of $0.13 Per Share

LOS ANGELES, CA, May 6, 2021 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended March 31, 2021.

Financial Highlights for the Quarter Ended March 31, 2021

•

Total investment income was $41.9 million ($0.29 per share) for the second fiscal quarter of 2021, up from $38.2 million ($0.27 per share) for the first fiscal quarter of 2021. The increase was primarily driven by a larger investment portfolio due to new originations, the increase in assets resulting from the merger with Oaktree Strategic Income Corporation (“OCSI”) that was completed during the quarter (the “Merger”) and OID accretion that resulted from merger-related accounting adjustments. Excluding the merger-related income accretion, adjusted total investment income was $41.3 million ($0.28 per share) for the second fiscal quarter of 2021.

•

GAAP net investment income was $18.1 million ($0.12 per share) for the second fiscal quarter of 2021, as compared with $10.0 million ($0.07 per share) for the first fiscal quarter of 2021. The increase was primarily driven by higher total investment income and lower accrued Part II incentive fees.

•	Adjusted net investment income was $21.1 million ($0.14 per share) for the second fiscal quarter of 2021, up slightly from $19.6 million ($0.14 per share) for the first fiscal quarter of 2021.

•

Net asset value (“NAV”) per share was $7.09 as of March 31, 2021, up 4% from $6.85 as of December 31, 2020. The increase was primarily driven by realized and unrealized gains on certain debt and equity investments during the quarter.

•

Originated $317.7 million of new investment commitments[1] and received $228.9 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended March 31, 2021. Of these new investment commitments, 80% were first lien loans, 14% were second lien loans and 5% were preferred equity investments. The weighted average yield on new debt investments was 8.2%.

•	No investments were on non-accrual status as of March 31, 2021.

•	Total debt outstanding was $1,114.8 million as of March 31, 2021. The total debt to equity ratio was 0.87x, and the net debt to equity ratio was 0.84x, after adjusting for cash and cash equivalents.

•

Liquidity as of March 31, 2021 was composed of $39.9 million of unrestricted cash and cash equivalents and $325.2 million of undrawn capacity under the credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $257.1 million, or $241.8 million excluding unfunded commitments to the Company’s joint ventures. Of the $241.8 million, approximately $191.7 million can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies.

•	Completed the Merger on March 19, 2021, which added $504.2 million of investments at fair value.

•

A quarterly cash distribution was declared of $0.13 per share, up 8% from the prior quarter and the fourth consecutive quarterly distribution increase. The distribution will be paid in cash and is payable on June 30, 2021 to stockholders of record on June 15, 2021.

[1]	Amounts exclude assets acquired in the Merger.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSL generated solid earnings results in the second quarter. Net asset value per share grew by 4%, supported by continued price appreciation on our high-quality investment portfolio. Our originations were once again strong and spread across a variety of industries to a mix of sponsor and non-sponsor owned businesses, demonstrating the breadth of Oaktree’s sourcing platform. Additionally, we capitalized on the current market environment by harvesting realized gains on some of our liquid debt securities and rotating out of lower yielding investments into higher yielding, proprietary ones.”

Mr. Panossian continued, “The closing of the Merger on March 19 was, of course, another highlight of the quarter. We believe the combined company will provide significant value to our shareholders. As a result of our continued strong performance and potential to improve earnings following the merger, our Board of Directors announced a fourth consecutive quarterly dividend increase to $0.13 per share, up 37% from the level one year ago.”

Mathew Pendo, President and Chief Operating Officer, said, “Since the closing of the Merger, we’ve made great progress in improving the flexibility of our balance sheet. Earlier this week, we amended and extended our syndicated credit facility, increasing its size to $950 million while achieving favorable terms. We also retired a higher-cost SPV facility that was inherited from OCSI. While there is still more to be done, we believe these actions will allow us to more optimally fund investments while reducing our overall cost of debt capital.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.13 per share, an increase of 8%, or $0.01 per share, from the prior quarter and the fourth consecutive quarterly distribution increase, payable on June 30, 2021 to stockholders of record on June 15, 2021.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	March 31, 2021 (unaudited)	December 31, 2020 (unaudited)	March 31, 2020 (unaudited)
GAAP operating results:
Interest income	$35,655	$31,633	$29,898
PIK interest income	3,801	3,089	1,946
Fee income	2,278	3,352	2,050
Dividend income	209	130	277

Total investment income	41,943	38,204	34,171
Net expenses	23,829	28,186	11,330

Net investment income	18,114	10,018	22,841
Net realized and unrealized gains (losses), net of taxes	70,003	55,526	(188,308)

Net increase (decrease) in net assets resulting from operations	$88,117	$65,544	$(165,467)

Total investment income per common share	$0.29	$0.27	$0.24
Net investment income per common share	$0.12	$0.07	$0.16
Net realized and unrealized gains (losses), net of taxes per common share	$0.48	$0.39	$(1.33)
Earnings (loss) per common share — basic and diluted	$0.60	$0.46	$(1.17)
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$41,278	$38,204	$34,171
Adjusted net investment income	$21,058	$19,558	$16,233
Adjusted net realized and unrealized gains (losses), net of taxes	$36,607	$55,526	$(188,308)
Adjusted earnings (loss)	$54,056	$65,544	$(165,467)
Adjusted total investment income per share	$0.28	$0.27	$0.24
Adjusted net investment income per share	$0.14	$0.14	$0.12
Adjusted net realized and unrealized gains (losses), net of taxes per share	$0.25	$0.39	$(1.33)
Adjusted earnings (loss) per share	$0.37	$0.46	$(1.17)

[1]

See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures are not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	March 31, 2021 (unaudited)		December 31, 2020 (unaudited)		September 30, 2020
Select balance sheet and other data:
Cash and cash equivalents	$39,872		$24,234		$39,096
Investment portfolio at fair value	2,327,353		1,712,324		1,573,851
Total debt outstanding (net of unamortized financing costs)	1,109,897		694,827		709,315
Net assets	1,278,823		964,917		914,879
Net asset value per share	7.09		6.85		6.49
Total debt to equity ratio	0.87	x	0.73	x	0.78	x
Net debt to equity ratio	0.84	x	0.70	x	0.74	x

Adjusted total investment income for the quarter ended March 31, 2021 was $41.3 million and included $35.0 million of interest income from portfolio investments, $3.8 million of payment-in-kind (“PIK”) interest income, $2.3 million of fee income and $0.2 million of dividend income. The increase of $3.1 million in adjusted total investment income for the quarter was primarily driven by a larger investment portfolio due to new originations and the increase in assets resulting from the Merger.

Net expenses for the quarter totaled $23.8 million, down $4.4 million from the quarter ended December 31, 2020. The decrease in net expenses was primarily driven by $5.9 million of lower accrued Part II incentive fees, partially offset by $0.5 million of higher interest expense due to an increase in borrowings outstanding and $0.4 million of higher net base management fees resulting from the larger investment portfolio.

Adjusted net investment income was $21.1 million ($0.14 per share) for the quarter ended March 31, 2021, up slightly from $19.6 million ($0.14 per share) for the quarter ended December 31, 2020, primarily driven by $3.1 million of higher adjusted total investment income, partially offset by higher net expenses excluding Part II incentive fees.

Adjusted net realized and unrealized gains, net of taxes, were $36.6 million for the quarter and were primarily driven by gains on certain debt and equity investments.

Portfolio and Investment Activity

	As of
($ in thousands)	March 31, 2021 (unaudited)	December 31, 2020 (unaudited)	March 31, 2020 (unaudited)
Investments at fair value	$2,327,353	$1,712,324	$1,392,187
Number of portfolio companies	137	115	128
Average portfolio company debt size	$17,600	$16,200	$11,900
Asset class:
Senior secured debt	86.5%	85.7%	81.9%
Unsecured debt	1.1%	3.1%	5.8%
Equity	4.4%	3.8%	5.5%
JV interests	8.0%	7.3%	6.6%
Limited partnership interests	—%	0.1%	0.2%
Non-accrual debt investments:
Non-accrual investments at fair value	$—	$470	$5,864
Non-accrual investments as a percentage of debt investments	—%	—%	0.5%
Number of investments on non-accrual	—	1	3
Interest rate type:
Percentage floating-rate	91.8%	88.8%	90.6%
Percentage fixed-rate	8.2%	11.2%	9.4%
Yields:
Weighted average yield on debt investments[1]	8.3%	8.5%	8.0%
Cash component of weighted average yield on debt investments	7.1%	7.2%	6.9%
Weighted average yield on total portfolio investments[2]	7.8%	8.0%	7.5%
Investment activity[3]:
New investment commitments[3]	$317,700	$286,300	$272,900
New funded investment activity[4]	$301,800	$241,500	$251,700
Proceeds from prepayments, exits, other paydowns and sales	$228,900	$160,700	$154,500
Net new investments[5]	$72,900	$80,800	$97,200
Number of new investment commitments in new portfolio companies	18	14	32
Number of new investment commitments in existing portfolio companies	2	7	8
Number of portfolio company exits	12	12	10

[1]	Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV.
[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV.

[3]	Excludes the assets acquired as part of the Merger.
[4]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[5]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of March 31, 2021, the fair value of the investment portfolio was $2.3 billion and was composed of investments in 137 companies. These included debt investments in 116 companies, equity investments in 35 companies, including limited partnership interests in one private equity fund, and the Company’s joint venture investments in Senior Loan Fund JV I, LLC (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 16 of the equity investments were in companies in which the Company also had a debt investment.

As of March 31, 2021, 94.1% of the Company’s portfolio at fair value consisted of debt investments, including 68.3% of first lien loans, 18.2% of second lien loans and 7.6% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 60.3% of first lien loans, 25.4% of second lien loans and 8.7% of unsecured debt investments, including the debt investments in SLF JV I, at fair value as of December 31, 2020.

As of March 31, 2021, there were no investments on non-accrual status. During the quarter ended March 31, 2021, the Company exited one investment that was previously on non-accrual above its fair value as of December 31, 2020.

The Company’s investments in SLF JV I totaled $130.4 million at fair value as of March 31, 2021, up 4% from $125.5 million as of December 31, 2020. The increase in the value of the Company’s investments in SLF JV I was primarily driven by unrealized appreciation of certain liquid debt investments in the underlying investment portfolio.

As of March 31, 2021, SLF JV I had $352.4 million in assets, including senior secured loans to 55 portfolio companies. This compared to $341.2 million in assets, including senior secured loans to 56 portfolio companies, as of December 31, 2020. As of March 31, 2021, one investment held by SLF JV I was on non-accrual status, which represented 0.7% of the SLF JV I portfolio at cost and 0.6% at fair value. SLF JV I generated income of $1.7 million for the Company during the quarter ended March 31, 2021, down $0.1 million from $1.8 million in the prior quarter. As of March 31, 2021, SLF JV I had $30.6 million of undrawn capacity (subject to borrowing base and other limitations) on its $225 million senior revolving credit facility, and its debt to equity ratio was 1.3x.

The Company’s investments in Glick JV totaled $54.6 million at fair value as of March 31, 2021. As of March 31, 2021, Glick JV had $137.3 million in assets, including senior secured loans to 36 portfolio companies. As of March 31, 2021, one investment held by Glick JV was on non-accrual status, which represented 1.1% of the Glick JV portfolio at cost and 0.9% at fair value. Glick JV generated income of $0.1 million for the Company from its acquisition on March 19, 2021 to March 31, 2021. As of March 31, 2021, Glick JV had $16.6 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.2x.

Liquidity and Capital Resources

As of March 31, 2021, the Company had total principal value of debt outstanding of $1,114.8 million, including $814.8 million of outstanding borrowings under its revolving credit facilities and $300.0 million of the 3.500% Notes due 2025. The funding mix was composed of 73% secured and 27% unsecured borrowings as of March 31, 2021. The Company was in compliance with all financial covenants under its credit facilities as of March 31, 2021.

As of March 31, 2021, the Company had $39.9 million of unrestricted cash and cash equivalents and $325.2 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of March 31, 2021, unfunded investment commitments were $257.1 million, or $241.8 million excluding unfunded commitments to the Company’s joint ventures. Of the $241.8 million, approximately $191.7 million could be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of March 31, 2021, the weighted average interest rate on debt outstanding was 2.6%, down from 2.7% as of December 31, 2020.

The Company’s total debt to equity ratio was 0.87x and 0.73x as of March 31, 2021 and December 31, 2020, respectively. The Company’s net debt to equity ratio was 0.84x and 0.70x as of March 31, 2021 and December 31, 2020, respectively.

Recent Developments

Amendment of Syndicated Credit Facility

On May 4, 2021, the Company amended its syndicated credit facility to, among other things, (1) increase the size of the facility to $950 million (and increase the “accordion” feature to permit the Company, under certain circumstances, to increase the size of the facility to up to the greater of $1.25 billion and the Company’s net worth, as defined in the facility), (2) extend the period during which the Company may make drawings to May 4, 2025, (3) extend the final maturity date to May 4, 2026 and (4) provide that the interest rate for margin for LIBOR loans is 2.00% and the margin for alternate base rate loans is 1.00%, in each case regardless of the Company’s senior debt coverage ratio.

Termination of Deutsche Bank Facility

On May 4, 2021, the Company repaid all outstanding borrowings under its Deutsche Bank facility using borrowings under its syndicated credit facility, following which the Deutsche Bank facility was terminated.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

•

“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

•

“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[2], if any.

On March 19, 2021, the Company completed the Merger. The Merger was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to OCSI’s stockholders was allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired OCSI investments under ASC 805 that, in aggregate, was significantly lower than the historical cost basis of the acquired OCSI investments prior to the Merger. Additionally, immediately following the completion of the Merger, the acquired OCSI investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

On March 19, 2021, in connection with the closing of the Merger, the Company entered into an amended and restated investment advisory agreement (the “A&R Advisory Agreement”) with Oaktree Fund Advisors, LLC (the “Adviser”). The A&R Advisory Agreement amended and restated the existing investment advisory agreement, dated as of May 4, 2020, by and between the Company and the Adviser to (1) waive an aggregate of $6 million of base management fees otherwise payable to the Adviser in the two years following the closing of the Merger at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter) and (2) revise the calculation of the incentive fees to eliminate certain unintended consequences of the accounting treatment of the Merger on the incentive fees payable to the Adviser.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and

[2]

Adjusted earnings (loss) includes accrued Part II incentive fees. For the three months ended March 31, 2021, $3.6 million of accrued Part II incentive fees were expensed. As of March 31, 2021, the total accrued Part II incentive fee liability was $13.1 million. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. Hypothetically, if Part II incentive fees were calculated as of March 31, 2021 under the A&R Advisory Agreement, the amount payable would have been $3.1 million.

“Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the accretion income resulting from the new cost basis of the OCSI investments acquired in the Merger because these amounts do not impact the fees payable to the Adviser under the A&R Advisory Agreement, and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income/gain resulting from the Merger and are used by management to evaluate the economic earnings of its investment portfolio. Moreover, these metrics align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired OCSI investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended
	March 31, 2021 (unaudited)		December 31, 2020 (unaudited)		March 31, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP total investment income	$41,943	$0.29	$38,204	$0.27	$34,171	$0.24
Less: Interest income accretion related to merger accounting adjustments	(665)	—	—	—	—	—

Adjusted total investment income	$41,278	$0.28	$38,204	$0.27	$34,171	$0.24

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	March 31, 2021 (unaudited)		December 31, 2020 (unaudited)		March 31, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$18,114	$0.12	$10,018	$0.07	$22,841	$0.16
Less: Interest income accretion related to merger accounting adjustments	(665)	—	—	—	—	—
Add: Part II incentive fee	3,609	0.02	9,540	0.07	(6,608)	(0.05)

Adjusted net investment income	$21,058	$0.14	$19,558	$0.14	16,233	$0.12

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended
	March 31, 2021 (unaudited)		December 31, 2020 (unaudited)		March 31, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net realized and unrealized gains (losses), net of taxes	$70,003	$0.48	$55,526	$0.39	$(188,308)	$(1.33)
Less: Net realized and unrealized gains related to merger accounting adjustments	(33,396)	(0.23)	—	—	—	—

Adjusted net realized and unrealized gains (losses), net of taxes	$36,607	$0.25	$55,526	$0.39	$(188,308)	$(1.33)

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended
	March 31, 2021 (unaudited)		December 31, 2020 (unaudited)		March 31, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net increase (decrease) in net assets resulting from operations	$88,117	$0.60	$65,544	$0.46	$(165,467)	$(1.17)
Less: Interest income accretion related to merger accounting adjustments	(665)	—	—	—	—	—
Less: Net realized and unrealized gains related to merger accounting adjustments	(33,396)	(0.23)	—	—	—	—

Adjusted earnings (loss)	$54,056	$0.37	$65,544	$0.46	$(165,467)	$(1.17)

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its second fiscal quarter 2021 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on May 6, 2021. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10153868, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (v) general considerations associated with the COVID-19 pandemic; and (vi) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	March 31, 2021 (unaudited)	December 31, 2020 (unaudited)	September 30, 2020
ASSETS
Investments at fair value:
Control investments (cost March 31, 2021: $287,571; cost December 31, 2020: $243,990; cost September 30, 2020: $245,950)	$269,752	$207,760	$201,385
Affiliate investments (cost March 31, 2021: $12,138; cost December 31, 2020: $10,303; cost September 30, 2020: $7,551)	11,200	8,971	6,509
Non-control/Non-affiliate investments (cost March 31, 2021: $2,011,349; cost December 31, 2020: $1,503,368; cost September 30, 2020: $1,415,669)	2,046,401	1,495,593	1,365,957

Total investments at fair value (cost March 31, 2021: $2,311,058; cost December 31, 2020: $1,757,661; cost September 30, 2020: $1,669,170)	2,327,353	1,712,324	1,573,851
Cash and cash equivalents	39,872	24,234	39,096
Restricted cash	3,857	—	—
Interest, dividends and fees receivable	11,291	8,999	6,935
Due from portfolio companies	3,283	2,093	2,725
Receivables from unsettled transactions	36,469	11,054	9,123
Deferred financing costs	7,076	5,840	5,947
Deferred offering costs	67	67	67
Deferred tax asset, net	527	1,122	847
Derivative assets at fair value	1,333	—	223
Other assets	2,285	28,170	1,898

Total assets	$2,433,413	$1,793,903	$1,640,712

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$3,467	$2,442	$1,072
Base management fee and incentive fee payable	24,559	20,230	11,212
Due to affiliate	4,688	2,355	2,130
Interest payable	2,734	4,192	1,626
Payables from unsettled transactions	9,245	102,737	478
Derivative liability at fair value	—	2,203	—
Credit facilities payable	814,782	400,025	414,825
Unsecured notes payable (net of $2,900, $3,086 and $3,272 of unamortized financing costs as of March 31, 2021, December 31, 2020 and September 30, 2020, respectively)	295,115	294,802	294,490

Total liabilities	1,154,590	828,986	725,833

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 180,361, 140,961 and 140,961 shares issued and outstanding as of March 31, 2021, December 31, 2020 and September 30, 2020, respectively	1,804	1,409	1,409
Additional paid-in-capital	1,730,083	1,487,774	1,487,774
Accumulated overdistributed earnings	(453,064)	(524,266)	(574,304)

Total net assets (equivalent to $7.09, $6.85 and $6.49 per common share as of March 31, 2021, December 31, 2020 and September 30, 2020, respectively)	1,278,823	964,917	914,879

Total liabilities and net assets	$2,433,413	$1,793,903	$1,640,712

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31, 2021	Three months ended December 31, 2020	Three months ended March 31, 2020	Six months ended March 31, 2021	Six months ended March 31, 2020
Interest income:
Control investments	$2,374	$2,343	$2,393	$4,717	$4,944
Affiliate investments	143	105	138	248	252
Non-control/Non-affiliate investments	33,133	29,184	27,149	62,317	52,808
Interest on cash and cash equivalents	5	1	218	6	299

Total interest income	35,655	31,633	29,898	67,288	58,303

PIK interest income:
Non-control/Non-affiliate investments	3,801	3,089	1,946	6,890	3,107

Total PIK interest income	3,801	3,089	1,946	6,890	3,107

Fee income:
Control investments	18	15	8	33	14
Affiliate investments	5	5	5	10	10
Non-control/Non-affiliate investments	2,255	3,332	2,037	5,587	3,097

Total fee income	2,278	3,352	2,050	5,630	3,121

Dividend income:
Control investments	209	130	277	339	600

Total dividend income	209	130	277	339	600

Total investment income	41,943	38,204	34,171	80,147	65,131

Expenses:
Base management fee	7,074	6,541	5,295	13,615	10,902
Part I incentive fee	4,444	4,149	3,444	8,593	6,432
Part II incentive fee	3,609	9,540	(6,608)	13,149	(5,557)
Professional fees	1,017	867	669	1,884	1,309
Directors fees	157	143	142	300	285
Interest expense	6,568	6,095	7,215	12,663	13,750
Administrator expense	293	333	393	626	821
General and administrative expenses	775	518	780	1,293	1,312

Total expenses	23,937	28,186	11,330	52,123	29,254
Reversal of fees waived (fees waived)	(108)	—	—	(108)	5,200

Net expenses	23,829	28,186	11,330	52,015	34,454

Net investment income	18,114	10,018	22,841	28,132	30,677

Unrealized appreciation (depreciation):
Control investments	18,411	8,335	(55,392)	26,746	(53,395)
Affiliate investments	394	(290)	(1,730)	104	(1,794)
Non-control/Non-affiliate investments	42,803	41,937	(108,651)	84,740	(106,243)
Foreign currency forward contracts	3,536	(2,426)	2,240	1,110	778

Net unrealized appreciation (depreciation)	65,144	47,556	(163,533)	112,700	(160,654)

Realized gains (losses):
Control investments	—	—	777	—	777
Non-control/Non-affiliate investments	8,179	8,738	(24,777)	16,917	(20,938)
Extinguishment of unsecured notes payable	—	—	(2,541)	—	(2,541)
Foreign currency forward contracts	(2,323)	(523)	61	(2,846)	(490)

Net realized gains (losses)	5,856	8,215	(26,480)	14,071	(23,192)

Provision for income tax (expense) benefit	(997)	(245)	1,705	(1,242)	1,545

Net realized and unrealized gains (losses), net of taxes	70,003	55,526	(188,308)	125,529	(182,301)

Net increase (decrease) in net assets resulting from operations	$88,117	$65,544	$(165,467)	$153,661	$(151,624)

Net investment income per common share — basic and diluted	$0.12	$0.07	$0.16	$0.20	$0.22
Earnings (loss) per common share — basic and diluted	$0.60	$0.46	$(1.17)	$1.07	$(1.08)
Weighted average common shares outstanding — basic and diluted	146,652	140,961	140,961	143,775	140,961